EXHIBIT 11.2

                        HASBRO, INC. AND SUBSIDIARIES
                   Computation of Earnings Per Common Share
        Thirteen Weeks Ended September 25, 1994 and September 26, 1993

            (Thousands of Dollars and Shares Except Per Share Data)

                                         1994                  1993
                                   -----------------    -----------------
                                              Fully                Fully
                                   Primary   Diluted    Primary   Diluted
                                   -------   -------    -------   -------

Net earnings before cumulative
 effect of change in accounting
 principles                        $75,151    75,151     75,548    75,548
Interest and amortization on 6%
 convertible notes, net of taxes         -     1,441          -     1,394
                                    ------    ------     ------    ------
Net earnings before cumulative
 effect of change in accounting
 principles applicable to common
 shares                             75,151    76,592     75,548    76,942
Cumulative effect of change in
 accounting principles                   -         -          -         -
                                    ------    ------     ------    ------
Net earnings applicable to
     common shares                 $75,151    76,592     75,548    76,942
                                    ======    ======     ======    ======

Weighted average number of shares
 outstanding:(a)
  Outstanding at beginning of
   period                           87,948    87,948     87,464    87,464
  Actual exercise of stock
   options and warrants                 42        42        114       114
  Assumed exercise of stock
   options and warrants              1,143     1,146      2,665     2,884
  Assumed conversion of 6%
   convertible notes                     -     5,114          -     5,114
  Purchase of common stock            (292)     (292)         -         -
                                    ------    ------     ------    ------
  Total                             88,841    93,958     90,243    95,576
                                    ======    ======     ======    ======

Per common share:
  Earnings before cumulative
   effect of change in
   accounting principles           $   .85       .82        .84       .81
  Cumulative effect of change
   in accounting principles              -         -          -         -
                                    ------    ------     ------    ------
  Net earnings                     $   .85       .82        .84       .81
                                    ======    ======     ======    ======

(a) Computation to arrive at the average number is a weighted average computation.